DATA

PART A -- THIS PART LISTS YOUR PERSONAL DATA.

OWNER:            [JOHN DOE]        Age: [60]        Sex: [Male]

        FOR CONTRACTS ISSUED ON A JOINT LIFE BASIS (NQ AND IRA ONLY):
        [SUCCESSOR OWNER:] [MARY DOE] Age: [55] Sex: [Female]

        FOR CONTRACTS ISSUED ON A JOINT LIFE BASIS WITH JOINT OWNERSHIP RIGHTS IN THE SUCCESSOR OWNER (NQ ONLY):
        [SUCCESSOR OWNER (AND JOINT OWNER): [MARY DOE] Age: [55] Sex: [Female]]

ANNUITANT:        [JOHN DOE]        Age: [60]        Sex:  [Male]

FOR NQ AND NON-NATURAL OWNER JOINT LIFE IRA CONTRACTS ISSUED WITH A JOINT ANNUITANT (NQ AND IRA ONLY):
[JOINT ANNUITANT:]  [MARY DOE]      Age: [55]        Sex: [Female]

CONTRACT NUMBER:                 [00000]

         ENDORSEMENTS ATTACHED:

         [MARKET SEGMENT ENDORSEMENTS]

                  [Endorsement Applicable to Non-Qualified Contracts Endorsement Applicable to IRA Contracts
                  Endorsement Applicable to Roth IRA Contracts
                  Endorsement Applicable to TSA Contracts
                  Endorsement Applicable to Defined Contribution Qualified Plan Contracts
                  Endorsement Applicable to Defined Benefit Qualified Plan Contracts]
         [ENDORSEMENT APPLICABLE TO ACCUMULATOR PLUS]
                  [Endorsement Applicable to Credits Applied to Annuity Account Value]
         [INVESTMENT OPTIONS ENDORSEMENTS]
                  [Endorsement Applicable to Guaranteed Interest Special Dollar Cost Averaging
                  Endorsement Applicable to Special Money Market Dollar Cost Averaging]
         RIDER ATTACHED:

Guaranteed Withdrawal Benefit for Life Rider
ISSUE DATE:                                 [February 1, 2007]
CONTRACT DATE:                              [February 1, 2007]
MAXIMUM MATURITY DATE:                      [February 1, 2042]

         [FOR ACCUMULATOR CORE, SELECT AND ELITE] The Maturity Date may not be later than the Contract Date Anniversary which follows the Annuitant's [95th] birthday. (see Section 7.02)

         [FOR ACCUMULATOR PLUS] The Maturity Date may not be prior to [five years from the Contract Date] nor later than the Contract Date Anniversary which follows the Annuitant's [95th] birthday. (see Section 7.02)

         [FOR NQ AND NON-NATURAL OWNER JOINT LIFE IRA CONTRACTS WITH JOINT ANNUITANTS] [For Contracts with Joint Annuitants, the age of the older Annuitant determines the Maturity Date.]

         [FOR NQ AND NON-NATURAL OWNER CONTRACTS WITH JOINT ANNUITANTS] [For Contracts with Joint Annuitants the age of the older Annuitant determines the Maturity Date.]

         The Maturity Date is based on the Annuitant's date of birth and will not change under the Contract except as described in Section 7.02. If there is a successor Annuitant named under the Certificate, the Maturity Date will not change and will continue to be based on the original Annuitant's date of birth.

We will notify you in the Contract Year that is at least one year prior to the year in which the maximum Maturity Date occurs so that you may elect (i) an Annuity Benefit described in Part VII we are then offering, (ii) a lump sum distribution of the Annuity Account Value or (iii) any extension of the Maturity Date we permit.

2007GWBL DP(rev 0208)                                                Data page 1

BENEFICIARY:    [JANE DOE]

         PART B -- THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR CONTRACT.


         [APPLICABLE IF THE SPECIAL DOLLAR COST AVERAGING PROGRAM IS AVAILABLE]
         [Special Dollar Cost Averaging Rate                            [6.00%] through [December 31, 2007]]


         Guaranteed Interest Option:
                     Initial Guaranteed Interest Rate                   [3.25% through January 31, 2007;
                                                                        3.00% through December 31, 2007]
         Lifetime Minimum Guaranteed Interest Rate                      [1% to 3%]

CONTRIBUTION LIMITS:
           Initial Contribution minimum: [$5,000.]
           Subsequent Contribution minimum: [$1,000]

Subsequent Contributions are not permitted after the later of: (i) the end of the first Contract Year and (ii) the date the first Withdrawal is taken. In no event are subsequent Contributions permitted after the older of the original Annuitant and Owner attain age [86], or if later, the first Contract Date Anniversary.

We may refuse to accept any Contribution if the sum of all Contributions under all "Accumulator Series" Contract/Certificate with the same Annuitant or Owner would then total more than $1,500,000. [FOR ISSUE AGES 81-85, THE FOLLOWING SENTENCE WILL REPLACE THE FIRST SENTENCE OF THIS PARAGRAPH] [We may refuse to accept any Contribution if the sum of all Contributions under your Contract/Certificate would then total more than $500,000.]

[We reserve the right to limit aggregate Contributions made after the first Contract Year to 150% of the first Contract Year Contributions.] [FOR ISSUE AGES UP TO 75, THE FOLLOWING LANGUAGE WILL BE INCLUDED IN CONTRACTS ISSUED IN ALL MARKET SEGMENTS EXCEPT QP-DB] [We will not exercise this right with respect to Contributions made after the first Contract Year when Contributions in any Contract Year do not exceed 100% of the amount of the Contributions made in the previous Contract Year, provided that Contributions have been made to the Contract in each and every preceding Contract Year. Notwithstanding the age limit shown above for subsequent Contributions, or any other provisions of the Contract, once aggregate Contributions made after the first Contract Year exceed 150% of your first year Contributions, no Contributions may be made to the Contract after the Contract Date Anniversary following your 75th birthday.]

[FOR CONTRACTS ISSUED IN THE QP-DB MARKET SEGMENT ONLY, THE FOLLOWING TEXT WILL APPEAR IN LIEU OF THE PREVIOUS PARAGRAPH:] [We reserve the right to limit aggregate Contributions made after the first Contract Year to 100% of the first Contract Year Contributions. We may refuse to accept any Contribution if the sum of all Contributions under your Contract would then total more than 80% of the present value of the Annuitant's accrued benefit. The only Contributions we will accept are: (i) transfers from another [QP-DB]/[QP-DC] plan and (ii) amounts attributable to a change of investment vehicles in the plan.]

[FOR ALL CONTRACTS]
We may also refuse to accept any Contribution if the sum of all Contributions under all AXA Equitable annuity accumulation Contracts of which you are Owner or under which you are the Annuitant would total [$2,500,000.]



2007GWBL DP(rev 0208)                                                Data page 2


INITIAL CONTRIBUTION RECEIVED:                                                          [$100,000.00]
       [APPLICABLE FOR ACCUMULATOR PLUS ONLY, AND IF INDICATED BY OWNER]
       EXPECTED FIRST YEAR CONTRIBUTION:                                                [$ 1,000,000.00]

       CREDIT AMOUNT - OF INITIAL CONTRIBUTION:                                         [$    5,000.00]
         (see Endorsement Applicable to Credits Applied to Annuity Account Value)

     INVESTMENT OPTIONS                                                        ALLOCATION
     ------------------                                                        -----------
o    [AXA Conservative Allocation Portfolio                                   [$20,000.00]
o    AXA Conservative-Plus Allocation Portfolio                               [$10,000.00]
o    AXA Moderate Allocation Portfolio                                        [$20,000.00]
o    AXA Moderate-Plus Allocation Portfolio                                   [$10,000.00]
o    AXA Aggressive Allocation Portfolio                                      [$20,000.00]
o    Guaranteed Interest Option                                               [$10,000.00]
o    EQ/Franklin Templeton Founding Strategy
o    Account for Special [Money Market] Dollar Cost Averaging]                [$10,000.00]

                                                                              ----------------------------
                                                                              TOTAL:  [$100,000.00]
o   [GUARANTEED INTEREST OPTION
No more than [25%] of each Contribution may be allocated to the Guaranteed Interest Option]


TRANSFER RULES (SEE SECTION 4.02): Transfer requests must be in writing and delivered by U.S mail to our Processing Office unless we accept an alternative form of communication (such as internet, fax or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the unit value of any Variable Investment Option.

We reserve the right to:

    a) [limit transfers among or to the Variable Investment Options to no more than once every 30 days,
    b) require a minimum time period between each transfer into or out of one or more specified Variable Investment Options,
    c) establish a maximum dollar amount that may be transferred by an owner on any transaction date among Variable Investment Options,
    d) reject transfer requests from a person acting on behalf of multiple contract owners unless pursuant to a trading authorization agreement that we have accepted.
    e) restrict or prohibit transfers in connection with execution of Investment Fund instructions to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares,
    f) impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if weare concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the unit value of any Variable Investment Option or determine that you have engaged in any such strategy.]

2007GWBL DP(rev 0208)                                                Data page 3

 [The maximum amount that may be transferred from the Guaranteed Interest Option to any other Investment Option in any Contract Year is the greatest of: (
    a) [25%] of the amount you have in the Guaranteed Interest Option on the last day of the prior Contract Year; or,
    (b) the total of all amounts transferred at your request from the Guaranteed Interest Option to any of the other Investment Options in the prior Contract Year; or
    (c) [25%] of the total of all amounts transferred or allocated into the Guaranteed Interest Option during that Contract Year.]

[THE FOLLOWING LANGUAGE WILL BE INCLUDED FOR ALL PRODUCTS, EXCEPT ACCUMULATOR CORE]
[Transfers into the Guaranteed Interest Option are not permitted if the requested transfer would result in more than [25%] of the Annuity Account Value being allocated to the Guaranteed Interest Option, based on the Annuity Account Value of the previous business day. We may suspend these transfer restrictions upon notice to you. We will advise you of any such liberalization. We will also advise you at least 45 days in advance of the day we intend to reimpose any such restrictions, unless we have previously specified that date when we notified you of the liberalization.]

MINIMUM WITHDRAWAL AMOUNT (SEE SECTION 5.01): The minimum withdrawal amount for Lump sum Withdrawals is: [$300]. [APPLICABLE TO QP-DB MARKET SEGMENT ONLY:] [Amounts withdrawn to pay Third Party Administrator (TPA) fees are not subject to this minimum withdrawal amount.]

[Unless you specify otherwise, withdrawals will be withdrawn on a pro rata basis from your Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option. [IF THE ACCOUNT FOR SPECIAL[MONEY MARKET] DOLLAR COST AVERAGING IS AVAILABLE, THE FOLLOWING LANGUAGE WILL APPEAR] [If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Account for [Special] Dollar Cost Averaging.]]

[IF WE OFFER GUARANTEED ANNUAL WITHDRAWALS THROUGH AN OPTIONAL AUTOMATIC PAYMENT PLAN]
[GUARANTEED ANNUAL WITHDRAWALS

WITHDRAWALS UNDER [AUTOMATIC PAYMENT PLANS]:

Withdrawals under an [Automatic Payment Plan]: May not start sooner than [28] days after issue of this Contract.

You may elect to receive automatic payments based on any of the following frequencies: [monthly, quarterly or annually]. The frequency you elect determines the amount of the Guaranteed Annual Withdrawal amount you receive on each scheduled payment date.

You may elect one of the following Automatic Payment Plans to receive your Guaranteed Annual Withdrawal amount. If you take a lump sum withdrawal once you have elected an [Automatic Payment Plan], the Plan will terminate for that and subsequent Contract Years. You may re-elect an [Automatic Payment Plan] in the following Contract Year provided your Annuity Account Value has not fallen to zero, as described in the Guaranteed Withdrawal Benefit for Life Rider.

         [MAXIMUM PAYMENT PLAN]: The [Maximum Payment Plan] withdraws the full Guaranteed Annual Withdrawal amount each Contract Year. Payments are based on the frequency you elect under this plan. Each scheduled payment is equal to your Guaranteed Annual Withdrawal amount divided by the number of scheduled payments per year. Any payments that are to be made after the Annuity Account Value falls to zero, as described in the Guaranteed Withdrawal Benefit for Life Rider, will continue on the same frequency.


2007GWBL DP(rev 0208)                                                Data page 4

         [CUSTOMIZED PAYMENT PLAN]: The [Customized Payment Plan] withdraws a fixed amount that is not more than the Guaranteed Annual Withdrawal amount. Payments are based on the amount and frequency of the payment you elect under this plan. If payments are to be made after your Annuity Account Value falls to zero while you are taking payments under the [Customized Payment Plan], then the remaining balance for the Guaranteed Annual Withdrawal amount for the Contract Year in which your Annuity Account Value fell to zero will be paid in a lump sum and payments equal to the Guaranteed Annual Withdrawal amount will continue to be made thereafter in the same frequency as on the benefit transaction date.]

[APPLICABLE ONLY TO THE TRADITIONAL IRA, TSA AND QP MARKETS]
[LIFETIME REQUIRED MINIMUM DISTRIBUTIONS:

When the lifetime Required Minimum Distribution ("RMD") Rules described in any endorsement hereto apply to your Contract, and you elect our Automatic RMD Withdrawal Service, any lifetime required minimum distribution payment we make to you under our Automatic RMD Withdrawal Service will not be treated as an Excess Withdrawal. If you elect either of our [Automatic Payment Plans] (the [Maximum Payment Plan] or the [Customized Payment Plan]) and our Automatic RMD Withdrawal Service, we will make a payment in addition to the Guaranteed Annual Withdrawal amount if necessary to meet the lifetime required minimum distribution amount for the calendar year for this Certificate. The combined [Automatic Payment Plan] payments and lifetime required minimum distribution payment will not be treated as Excess Withdrawals. However, if you take any lump sum withdrawals in addition to your lifetime required minimum distribution while using our Automatic RMD Withdrawal Service and Automatic Payment Plan payments, the additional lump sum may cause an Excess Withdrawal and may be subject to a Withdrawal Charge, as described in the Guaranteed Withdrawal Benefit for Life Rider. Further, your Benefit Base and Guaranteed Annual Withdrawal amount may be reduced.

If you elect our Automatic RMD Withdrawal Service and do not elect one of our Automatic Payment Plans, that is, you elect to take your Guaranteed Annual Withdrawal amount in lump sum withdrawals, we will make a payment if necessary to meet the lifetime required minimum distribution amount for the calendar year for this Contract. Any lifetime required minimum distribution amount withdrawal you make under our Automatic RMD Withdrawal Service will not be treated as an Excess Withdrawal; however, any other lump sum withdrawals in the same Contract Year may be treated as Excess Withdrawals.]

NORMAL FORM OF ANNUITY (SEE SECTION 7.04): [Life Annuity 10 Year Period Certain] [FOR ANNUITY COMMENCEMENT DATE AGES 80 AND GREATER THE "PERIOD CERTAIN" IS AS FOLLOWS]

             ANNUITIZATION AGE            LENGTH OF PERIOD CERTAIN
             -----------------            ------------------------
               [Up to age 80                             10
                     81                                   9
                     82                                   8
                     83                                   7
                     84                                   6
                     85                                   5
                     86                                   4
                     87                                   3
                     88                                   2
                     89                                   1
               90 through 95                              0

AMOUNT OF ANNUITY BENEFITS (SEE SECTION 7.05): The amount applied to provide the Annuity Benefit will be (1) the Annuity Account Value for any life annuity form or (2) the Cash Value for any annuity certain (an annuity form which does not guarantee payments for a person's lifetime) except that, if the period certain is more than five years, the amount applied will be no less than 95% of the Annuity Account Value.

INTEREST RATE TO BE APPLIED IN ADJUSTING FOR MISSTATEMENT OF AGE OR SEX (SEE SECTION 7.06):
[6%] per year


2007GWBL DP(rev 0208)                                                Data page 5

MINIMUM AMOUNT TO BE APPLIED TO AN ANNUITY (SEE SECTION 7.06): [$2,000, as well as minimum of $20 for initial monthly annuity payment.]







2007GWBL DP(rev 0208)                                                Data page 6

CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE (SEE SECTION 8.02):

     (a) Annual Administrative Charge: During the first two Contract Years the charge is equal to the lesser of 2% of your Annuity Account Value or [$30]. Thereafter, the maximum charge is [$30] for each Contract Year. We will deduct a charge on each Processing Date before the deduction of any other charges if your Annuity Account Value is less than [$50,000.] The Administrative Charge will be deducted for the portion of any Contract Year in which a Death Benefit is paid, the Annuity Account Value is applied to purchase an Annuity Benefit, or the Contract is surrendered.

     (b)    [Guaranteed Withdrawal Benefit for Life] Charge:
            The charge for this benefit is a percentage of the [Guaranteed Withdrawal Benefit for Life] Benefit Base, as shown below, determined and deducted on each Contract Date Anniversary:

                                                 Current           Maximum
                                                 -------           -------
                         SINGLE LIFE:             [0.65%]          [0.80%]

                       [ JOINT LIFE:]            [0.80%]           [0.95%]

     (c)    Guaranteed Withdrawal Benefit for Life Enhanced Death Benefit
            Charge:
            The charge for this benefit is [0.30%] of the Guaranteed Withdrawal Benefit for Life Enhanced Death Benefit Base, determined and deducted on each Contract Date Anniversary.

            [APPLICABLE TO GUARANTEED WITHDRAWAL BENEFIT FOR LIFE AND GUARANTEED WITHDRAWAL BENEFIT FOR LIFE ENHANCED DEATH BENEFIT] CHARGES]
            We will deduct the above charge(s) for the portion of any Contract Year in which this benefit is terminated, a Death Benefit is paid pursuant to Section 6.02, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05, or the Contract is surrendered pursuant to Section 5.02.

[APPLICABLE TO ALL OF THE ABOVE CHARGES]
The above charges will be deducted from the Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option on a pro rata basis. [IF THE ACCOUNT FOR SPECIAL [MONEY MARKET] DOLLAR COST AVERAGING IS AVAILABLE, THE FOLLOWING LANGUAGE WILL APPEAR. [If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Account for [Special] Dollar Cost Averaging.]

NUMBER OF FREE TRANSFERS (SEE SECTION 8.03): Currently, the number of free transfers is unlimited, subject to the terms of Sections 5.01 and 8.04. However, we reserve the right to limit the number of free transfers to [12 transfers per Contract Year].

[For each additional transfer in excess of the free transfers, we will charge {[$25] OR [2% of each transaction amount]} at the time each transfer is processed. The Charge is deducted from the Investment Options from which each transfer is made on a pro-rata basis. This charge may change, subject to a maximum of $35 for each transaction.]


2007GWBL DP(rev 0208)                                                Data page 7

PART D -- THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR GUARANTEED WITHDRAWAL BENEFIT FOR LIFE RIDER.

GWBL BENEFIT - APPLICABLE PERCENTAGE: The Applicable Percentage is based on age at the time of the first withdrawal as described in the GWBL Benefit Rider.

                   AGE                       APPLICABLE PERCENTAGE
                   ---                       ---------------------
                   [45 to 59                          [4%
                   60 to 75                            5%
                   76 to 85                            6%
                   86 and older]                      7%]

If your Benefit Base increases due to an Annual Ratchet after withdrawals begin, the Applicable Percentage may be increased based on the age at the time of the Annual Ratchet as follows:

                   AGE                       APPLICABLE PERCENTAGE
                   ---                       ---------------------
                   [60 to 75                   Increased to [5%]
                   76 to 85                    Increased to [6%]
                   86 and older]               Increased to [7%]









2007GWBL DP(rev 0208)                                               Data page 12